Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Immunomedics, Inc.

We consent to the incorporation by reference in the Registration Statements Nos. 333-198766, 333-184377, 333-128310, 333-114810 and 333-90338 on Form S-3 and the Registration Statements Nos. 333-201470, 333-143420 and 333-53224 on Form S-8 of Immunomedics, Inc. of our reports dated August 18, 2016, with respect to the consolidated balance sheets of Immunomedics, Inc. and subsidiaries as of June 30, 2016 and 2015, the related consolidated statements of comprehensive loss, changes in stockholders’ (deficit) equity and cash flows for each of the years in the three-year period ended June 30, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2016, which reports appear in the June 30, 2016 annual report on Form 10-K of Immunomedics, Inc.

/s/KPMG LLP

Short Hills, New Jersey

August 18, 2016